Exhibit 99.1

Fred's First Quarter 2012 EPS Increase 17%

MEMPHIS, Tenn.--(BUSINESS WIRE)--May 24, 2012--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the first quarter ended April 28, 2012.

For the first quarter ended April 28, 2012, Fred's net income increased to $10.5 million compared with net income of $9.5 million in the year-earlier period, with earnings per diluted share rising 17% to $0.28 from $0.24 in the first quarter last year. Fred's total sales for the first quarter of fiscal 2012 increased 3% to $500.5 million from $484.4 million for the same period last year. Comparable store sales for the quarter declined 0.4% versus an increase of 1.0% for the first quarter last year.

Commenting on the results, Bruce A. Efird, Chief Executive Officer, said, "We are pleased that Fred's delivered solid earnings per diluted share for the first quarter, up 17% from the prior-year period to hit the high end of our expected range for the quarter. Had it not been for the expiration of certain federal tax credits at the end of 2011, which benefited the year-earlier quarter and resulted in a lower tax rate last year, Fred's first quarter earnings per diluted share would have increased 21% on a comparable quarter basis.

"The Company's higher earnings for the first quarter demonstrated the success of strategic and tactical initiatives that have been implemented to drive improved operating performance," Efird continued. "These initiatives produced solid top-line growth in our pharmacy department, in particular, and helped strengthen gross margins in all merchandise areas of our stores. Looking ahead, we will continue with our initiatives to leverage store and pharmacy growth, putting strong emphasis in the general merchandising departments and initiating a series of new programs with a fresh new look. Our goals for 2012 remain firm as we work to drive increased operating margins and earnings per diluted share throughout the year."

Fred's gross profit for the first quarter of 2012 increased 7% to $147.8 million from $137.9 million in the prior-year period. Gross margin for the quarter increased 100 basis points to 29.5% compared with 28.5% in the same quarter last year. The significant increase in gross margin results from improvements throughout most areas of the store. These improvements reflected better management of promotional markdowns in general merchandise and increased vendor rebates and allowances.

Selling, general and administrative expenses for the quarter, including depreciation and amortization, deleveraged 70 basis points to 26.1% of sales from 25.4% of sales in the prior-year quarter. This deleveraging primarily reflected higher pharmacy expenses associated with new acquisitions as well as increased depreciation and amortization, group medical expenses, and legal and professional fees.

Operating income for the first quarter of 2012 increased 13% to $17.1 million or 3.4% of sales compared with $15.1 million or 3.1% of sales in the prior-year period.

Income tax expense during the first quarter increased 17% to $6.5 million or 1.3% of sales compared with $5.5 million or 1.1% of sales in the prior-year period. The effective tax rate for the first quarter of 2012 was 38.4% compared with 36.8% in the year earlier quarter. The increased tax rate resulted from the expiration of federal Work Opportunity Tax Credits (WOTC).

During the first quarter, Fred's opened three new stores and four additional express pharmacy stores as part of its operating plan to open 22 to 28 stores during 2012.

In the second quarter of 2012, the Company expects total sales to increase in the range of 4% to 6%. Comparable store sales are expected to be approximately flat versus a decrease of 0.4% in the second quarter last year. In the second quarter, Fred's anticipates that the largest conversion of brand to generic drugs to date will occur, which will negatively affect comparable store sales. Second quarter 2012 earnings per diluted share are forecasted to increase between 15% and 30% to a range of $0.15 to $0.17 compared with earnings per diluted share of $0.13 in the same period last year. Based on first quarter actual results and this outlook, the Company now expects total earnings per diluted share for 2012 to be in the range of $0.98 to $1.04.

Currently, Fred's, Inc. operates 707 discount general merchandise stores, including 21 franchised Fred's stores, in the southeastern United States. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's first quarter 2012 conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until June 24, 2012.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (In thousands, except per share amounts)

	13 Weeks Ended April 28, 2012	13 Weeks Ended April 30, 2011	Percent Change

Net sales	$500,505	$484,399	3.3%
Operating Income	$17,101	$15,123	13.1%
Net income	$10,458	$9,514	9.9%
Net income per share:
Basic	$0.28	$0.24	16.7%
Diluted	$0.28	$0.24	16.7%
Average shares outstanding:
Basic	36,977	39,149
Diluted	37,110	39,246

Unaudited Fiscal 2012 First Quarter Results (in thousands, except per share amounts)

	13 Weeks Ended April 28, 2012	% of Total	13 Weeks Ended April 30, 2011	% of Total
Net sales	$500,505	100.0%	$484,399	100.0%
Cost of goods sold	352,663	70.5%	346,457	71.5%
Gross profit	147,842	29.5%	137,942	28.5%
Depreciation & amortization	9,364	1.9%	7,773	1.6%
Selling, general and administrative expenses	121,377	24.2%	115,046	23.8%
Operating Income	17,101	3.4%	15,123	3.1%
Interest expense, net	137	0.0%	70	0.0%
Income before income taxes	16,964	3.4%	15,053	3.1%
Provision for income taxes	6,506	1.3%	5,539	1.1%
Net income	$10,458	2.1%	$9,514	2.0%
Net income per share:
Basic	$0.28		$0.24
Diluted	$0.28		$0.24
Weighted average shares outstanding:
Basic	36,977		39,149
Diluted	37,110		39,246

FRED'S, INC. Unaudited Balance Sheet (in thousands)

	April 28, 2012	April 30, 2011
ASSETS:
Cash and cash equivalents	$7,819	$57,051
Inventories	360,298	331,302
Receivables	33,064	29,723
Other non-trade receivables	28,192	20,535
Prepaid expenses and other current assets	12,220	11,635
Total current assets	441,593	450,246
Property and equipment, net	160,145	152,060
Intangibles	35,226	22,242
Other non-current assets	3,276	3,332
Total assets	$640,240	$627,880

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$110,529	$104,493
Current portion of indebtedness	1,299	378
Current portion of capital lease obligation	-	138
Accrued expenses and other	45,268	41,445
Income taxes payable	685	-
Deferred income taxes	25,352	22,275
Total current liabilities	183,133	168,729

Long-term portion of indebtedness	5,912	7,189
Deferred income taxes	4,747	1,563
Other non-current liabilities	20,827	18,461
Total liabilities	214,619	195,942
Shareholders' equity	425,621	431,938
Total liabilities and shareholders' equity	$640,240	$627,880

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and Chief Financial Officer